UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2021

First Eagle Alternative Capital BDC, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00789	27-0344947
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1200,

Boston, MA 02116

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbols	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	FCRD	NASDAQ Global Select Market
6.125% Senior Notes due 2023	FCRW	The New York Stock Exchange
5.00% Senior Notes due 2026	FCRX	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2021, First Eagle Alternative Capital BDC, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) by and among the Company, First Eagle Alternative Credit, LLC and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule A thereto, in connection with the issuance, offer and sale of an additional $40,000,000 aggregate principal amount of the Company’s 5.00% Notes due 2026 (the “Notes,” and the issuance, offer and sale of the Notes, the “Offering”). The Company has also granted the underwriters a 30-day option to purchase up to an additional $6,000,000 aggregate principal amount of the Notes to cover overallotments, if any.

On November 22, 2021, $42,600,000 aggregate principal amount of Notes (inclusive of the underwriters’ partial exercise of their overallotment option) were issued as additional notes under the fourth supplemental indenture, dated as of May 25, 2021 (the “Fourth Supplemental Indenture”), to the indenture, dated as of November 18, 2014 (the “Base Indenture”), between the Company and the Trustee. The Notes are a further issuance of the $69,000,000 aggregate principal amount of 5.00% notes due 2026 previously issued by the Company on May 25, 2021 and June 4, 2021 (the “Existing Notes”). The Notes will be treated as a single series with the Existing Notes under the Indenture and will have the same terms as the Existing Notes. The Notes will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon issuance of the Notes, the outstanding aggregate principal amount of the Company’s 5.00% Notes due 2026 is $111.6 million.

The Notes will mature on May 25, 2026. The Notes bear interest at a rate of 5.00% per year payable on March 30, June 30, September 30 and December 30 of each year, commencing September 30, 2021. The Notes are direct unsecured obligations of the Company.

The Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after May 25, 2023, at a redemption price of 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption.

The Company intends to use the net proceeds from this offering, together with other available funds, to repay certain of its indebtedness, including the redemption of its outstanding 6.125% Notes due 2023 (the “2023 Notes”), in its entirety, and, pending redemption of the 2023 Notes, the repayment of a portion of the outstanding indebtedness under its revolving credit facility.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement filed with this report as Exhibit 1.1 and which is incorporated herein by reference.

The Base Indenture, as supplemented by the Fourth Supplemental Indenture, contains certain covenants including covenants requiring the Company to comply with Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act of 1940, as amended (“the 1940 Act”), or any successor provisions, whether or not the Company continues to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the U.S. Securities and Exchange Commission, and to provide financial information to the holders of the Notes and the Trustee if the Company should no longer be subject to the reporting requirements under the Securities Exchange Act of 1934. These covenants are subject to important limitations and exceptions that are described in the Indenture, as supplemented by the Fourth Supplemental Indenture.

The Notes were offered and sold pursuant to the Company’s effective shelf registration statement on Form N-2 (File No. 333-238621), as supplemented by a preliminary prospectus supplement dated November 16, 2021 and a final prospectus supplement dated November 17, 2021. The transaction closed on November 22, 2021.

The Company may maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

The foregoing descriptions of the Fourth Supplemental Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Fourth Supplemental Indenture and the Notes, respectively, each filed as exhibits hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The disclosures set forth in Item 1.01 pertaining to the Notes are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 17, 2021, by and among First Eagle Alternative Capital BDC, Inc., First Eagle Alternative Credit, LLC and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named in Schedule A thereto

4.1	Fourth Supplemental Indenture, dated as of May 25, 2021, between the Registrant and U.S. Bank National Association (Incorporated by reference from the Company’s Current Report on Form 8-K, filed on May 25, 2021)

4.2	Form of 5.00% Note due 2026 (contained in the Fourth Supplemental Indenture incorporated by reference in Exhibit 4.1 hereto)

5.1	Opinion of Simpson Thacher & Bartlett LLP

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

Date: November 23, 2021	/s/ Jennifer Wilson
Jennifer Wilson
Chief Accounting Officer